Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 6, 2019, relating to the consolidated financial statements of The Procter & Gamble Company, and the effectiveness of The Procter & Gamble Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Procter & Gamble Company for the year ended June 30, 2019.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
October 8, 2019